EXHIBIT 107
Calculation of Filing Fee Table
424B7
(Form Type)
Zurn Elkay Water Solutions Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Fees to Be Paid	Equity	Common Stock $.01 par value per share	Rule 457(o) and 457(r)	8,912,500	$35.00	$311,937,500.00	0.00015310	$47,758.63

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$311,937,500.00		$47,758.63

	Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$47,758.63

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, the registrant’s registration statement on Form
S-3ASR,
filed with the Securities and Exchange Commission on February 11, 2025 (Registration
No. 333-284835)
(the “Registration Statement”), also covers any additional shares of common stock which become issuable in connection with any stock dividend, stock split, recapitalization
or other similar transactions with respect to the securities being registered pursuant to the Registration Statement.

(2)	Includes 1,162,500 shares of common stock that the underwriters have an option to purchase.
(3)
In connection with the registration of the Common Stock, a registration fee of $47,758.63 was calculated in accordance with Rule 456(b) and Rule 457(r) under the Securities Act. This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Table” table in the Registration Statement with respect to the securities offered hereby.